     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 2002


                                                     COMMISSION FILE NO. 1-14634


                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the Registrant    [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:

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                                                 Commission Only (as permitted
                                                 By Rule 14a-6(e) (2))

[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Under Rule 14a-12


                           GLOBALSANTAFE CORPORATION

                (Name of Registrant as Specified in its Charter)

                                      N/A

                   (Name of Person(s) Filing Proxy Statement,
                           if other than Registrant)



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     and 0-11.

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

[GlobalSantaFe Logo appears here]

                           GlobalSantaFe Corporation
                            777 N. Eldridge Parkway
                           Houston, Texas 77079-4493

                               ----------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                             Tuesday, May 14, 2002
                             9:00 a.m. Central Time

                               ----------------

                             The St. Regis, Houston
                                 Colonnade Room
                              1919 Briar Oaks Lane
                                 Houston, Texas

   You are cordially invited to attend the 2002 Annual General Meeting of Shareholders of GlobalSantaFe Corporation to:

  1. Elect six directors;

  2. Ratify the appointment of independent accountants; and

  3. Transact other business properly brought before the meeting.

   Shareholders of record at the close of business on March 18, 2002, will be entitled to vote. Your vote is important. Whether you plan to attend or not, I hope you will vote as soon as possible. Owners of record may vote by mailing the enclosed proxy card. Owners of shares held in a GlobalSantaFe 401(k) account may vote by mailing the enclosed voting instructions. Beneficial owners may vote over the Internet, by telephone, or by mailing the enclosed voting instructions. Please review the instructions in the proxy statement and on your proxy card or voting direction form regarding each of these voting options.

                                          JAMES L. MCCULLOCH
                                          Senior Vice President, General
                                          Counsel and Secretary

Houston, Texas
April 3, 2002

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Proxies and Voting at the Meeting........................................   1
Merger with Global Marine and Designation of Board Members...............   2
Election of Directors....................................................   2
Board Committees.........................................................   6
Director Compensation....................................................   7
Security Ownership of Certain Beneficial Owners..........................   8
Security Ownership of Directors and Executive Officers...................   9
Audit Committee Report...................................................  10
Compensation Committee Report on Executive Compensation..................  12
Executive Compensation...................................................  16
  Summary Compensation Table.............................................  16
  Option Grants in 2001..................................................  18
  Aggregated Option Exercises in 2001 and Year-End Option Values.........  19
  Pension Plan Table.....................................................  19
Employment Agreements and Termination Arrangements.......................  21
Cumulative Total Shareholder Return......................................  23
Ratification of Appointment of Independent Accountants...................  24
Certain Relationships and Related Transactions...........................  25
Charter Provisions Relating to Corporate Opportunities and Interested
 Directors...............................................................  28
Other Matters............................................................  29
Methods of Voting........................................................  30
Charter of the Audit Committee........................................... A-1

                             YOUR VOTE IS IMPORTANT

   Owners of record may vote by mail. To vote by mail, please sign, date and return the enclosed proxy card in the envelope provided. Owners of shares held in a GlobalSantaFe 401(k) account may vote by mail by mailing the enclosed voting direction form in the envelope provided. Beneficial owners can vote any one of three ways: via the Internet, by telephone, or by mail. For further details on voting via the Internet or by telephone, please refer to the material under the heading Methods of Voting in this proxy statement.

--------------------------------------------------------------------------------
                           GLOBALSANTAFE CORPORATION
                            777 N. Eldridge Parkway
                           Houston, Texas 77079-4493

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This proxy statement and the form of proxy are being mailed beginning approximately on April 3, 2002. GlobalSantaFe's Board of Directors is soliciting proxies for use at the Annual General Meeting of Shareholders to be held on May 14, 2002, and any postponement or adjournment of the meeting.

                       PROXIES AND VOTING AT THE MEETING

Voting

   Each of your ordinary shares of the Company is entitled to one vote at the Annual General Meeting with respect to each matter to be voted upon. All shares represented at the Annual General Meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted FOR the Board of Directors' nominees for directors and FOR approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for fiscal year 2002. If any other matters are properly presented at the Annual General Meeting for action, the proxies will have discretion to vote. No other matter or nomination for director has been timely submitted to the Company in accordance with the provisions of the Company's Articles of Association. Therefore, no other matter may be brought before the Annual General Meeting.

Quorum

   At the close of business on March 18, 2002, the record date for the meeting, there were issued and outstanding 234,241,502 ordinary shares, all of one class. If at least a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting, a quorum will exist.

   Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters but not on others, usually because the broker does not have the authority to do so. A broker non-vote will have no effect on the outcome of any proposal. Votes may be cast in favor of or withheld in the election of directors. Votes withheld will be excluded from the vote. Abstentions on the proposal to ratify the appointment of independent auditors will have the effect of a negative vote.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                   MERGER WITH GLOBAL MARINE AND DESIGNATION
                               OF BOARD MEMBERS

   On November 20, 2001, the Company completed a merger with Global Marine Inc. in which stockholders of Global Marine received 0.665 newly issued ordinary shares of the Company for each share of Global Marine common stock, and Global Marine became a wholly owned subsidiary of the Company. Effective upon the merger, the Company changed its name from "Santa Fe International Corporation" to "GlobalSantaFe Corporation."

   The merger agreement provided that the board of directors of the Company immediately after the merger would consist of 14 members, seven of whom would be then current members of the Santa Fe International Board of Directors designated by Santa Fe International after consultation with Global Marine and the remaining seven of whom would be then current members of the Global Marine Board of Directors designated by Global Marine after consultation with Santa Fe International. Santa Fe International designated Ferdinand A. Berger, C. Stedman Garber, Jr., Richard L. George, Khaled R. Al-Haroon, Maha R. Razzuqi, Stephen J. Solarz and Nader H. Sultan, and Global Marine designated Thomas W. Cason, C. Russell Luigs, Edward R. Muller, Paul J. Powers, Robert E. Rose, Carroll W. Suggs and John L. Whitmire. The merger agreement also provided that memberships of each Board Committee would consist of equal numbers of former Santa Fe International directors and former Global Marine directors. The former Santa Fe International directors selected the chairman of the Nominating and Governance Committee and the Audit Committee. The former Global Marine directors selected the Chairman of the Compensation Committee. The merger agreement also provided that Mr. Rose would serve as Chairman of the Executive Committee.

                             ELECTION OF DIRECTORS

Board Structure

   GlobalSantaFe's Board of Directors is divided into three classes. Generally, shareholders elect one class at each annual general meeting to serve three-year terms. It is proposed that Mr. Powers and Mr. Luigs exchange their current classes. Therefore, five directors elected at the 2002 Annual General Meeting of Shareholders will serve three-year terms to expire in 2005 and one director (Mr. Powers) elected at the 2002 Annual General Meeting will serve a two-year term to expire in 2004. Except as you otherwise specify in your proxy, your proxy will be voted for the election of the nominees named below. The candidates, up to the number of directors to be elected, receiving the highest number of votes cast by shareholders will be elected. If any of the nominees becomes unable or otherwise unavailable to serve, the current Board will designate a substitute nominee to stand for election.

   Further information concerning the nominees for election and the other directors appears below.

                      Nominees For Terms Expiring in 2005

   Richard L. George, 51, has served as a director of GlobalSantaFe since July 2001. Since 1991, he has been the President and CEO of Suncor Energy Inc., a widely held Canadian integrated oil and gas company. Prior to 1991, Mr. George spent 10 years in the international oil business with Sun Company where he held various positions in project planning, production evaluation, exploration and production. During the last four years of this period, he was Managing Director of Sun Oil Britain Limited in the U.K. Mr. George serves on the Boards of Enbridge Inc., Dofasco Inc. and the Canadian Institute for Advanced Research, and he is a member of the Executive Committee and Board of Directors of the Canadian Council of Chief Executives.

-------------------------------------------------------------------------------
2

--------------------------------------------------------------------------------

   C. Russell Luigs, 68, has served as a director of GlobalSantaFe since November 2001 and served as a director of Global Marine Inc. from 1977 until November 2001. Mr. Luigs served as the Chairman of the Executive Committee of Global Marine's board of directors from 1999 until November 2001. He was Chairman of the Board of Global Marine from 1982 until 1999, and he was Global Marine's Chief Executive Officer from the time he joined Global Marine in 1977 until 1998. He also served as President of Global Marine from 1977 to 1997.

   Robert E. Rose, 63, has served as a director of GlobalSantaFe and been the Company's Chairman since November 2001. Prior to November 2001, Mr. Rose served as a director of Global Marine Inc. and as its President and Chief Executive Officer since re-joining Global Marine in 1998 and was Global Marine's Chairman since 1999. He began his professional career with Global Marine in 1964 and left Global Marine in 1976. Mr. Rose then held executive positions with other offshore drilling companies, including more than a decade as President and Chief Executive Officer of Diamond Offshore Drilling Inc. and its predecessor, Diamond M Company. He resigned from Diamond Offshore in April 1998 and served as President and Chief Executive Officer of Cardinal Services, Inc. an oil services company, before re-joining Global Marine. Mr. Rose is also a director of Grey Wolf, Inc. and Superior Energy Services, Inc.

   Stephen J. Solarz, 61, has served as a director of GlobalSantaFe since 1998. Mr. Solarz is president of Solarz Associates, an international consulting firm. He also is the director of the George Washington University Foreign Policy Forum, Vice Chairman of the International Crisis Group, and a Senior Counselor at APCO Worldwide. Mr. Solarz serves on the board of Samsonite and the First Philippine Fund. Mr. Solarz is on the board of the Elliott School of International Affairs at George Washington University and the Brandeis University Center for International Ethics and Justice. Mr. Solarz has served in public office for 24 years, both in the New York Assembly and in the U.S. House of Representatives. As a Congressman, Mr. Solarz served on various committees, including the House Foreign Affairs Committee where he chaired the Subcommittee on Africa and the Subcommittee on Asian and Pacific Affairs.

   Nader H. Sultan, 53, has served as a director of GlobalSantaFe since 1995. Mr. Sultan has been the Chief Executive Officer of Kuwait Petroleum Corporation since 1998. Since 1993, he has also served as Deputy Chairman and Managing Director, Planning and International Operations, of Kuwait Petroleum Corporation. Mr. Sultan also serves as a director of Kuwait Petroleum Corporation and SFIC Holdings (Cayman), Inc.

                       Nominee for Term Expiring in 2004

   Paul J. Powers, 67, has served as a director of GlobalSantaFe since November 2001 and served as a director of Global Marine Inc. from 1995 until November 2001. Mr. Powers retired in 2000 as Chairman of the Board and Chief Executive Officer of Commercial Intertech Corp. Prior to its merger with Parker Hannifin Corporation, Commercial Intertech was a multi-national manufacturer of hydraulic systems, Astron pre-engineered buildings and metal products. Mr. Powers is also a director of York International Corporation, FirstEnergy Corp. and Twin Disc, Inc.

  The Board of Directors recommends a vote "FOR" each of Messrs. George, Luigs, Powers, Rose, Solarz and Sultan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   The members of the Board of Directors who are not subject to election at the 2002 Annual General Meeting are as follows.

                Continuing Directors With Terms Expiring in 2004

   Ferdinand A. Berger, 63, has served as a director of GlobalSantaFe since 1997. Mr. Berger retired from the Shell Group of Companies at the end of 1996, having served in various management positions in South America, the Middle East and Europe since 1965. Mr. Berger served as a director of Shell International Petroleum Company Limited, with responsibility for overall Shell Group activities in the Middle East, Africa and South Asia, from 1992 until his retirement. He served as Senior Vice President of Shell International Trading Company from 1987 to 1992. He is also a director of Xpronet Inc., a privately owned oil and gas exploration and production company.

   Khaled R. Al-Haroon, 52, has served as a director of GlobalSantaFe since 1998. From September 1998 until September 2001, Mr. Al-Haroon served on the Board of Kuwait Petroleum Corporation as the Managing Director of International Operations and Chairman of KPC Holdings Aruba. He also served as the Chairman-- Oils Sector Loss Assessment Committee and was the Deputy Chairman of the Kuwait Petroleum Corporation's Higher Tender Committee until his retirement in 2001. From 1980, Mr. Al-Haroon held various management positions at Kuwait Petroleum Corporation. His career began in 1974 with the International Marketing Group of the Kuwait National Petroleum Company. Currently, Mr. Al-Haroon also serves as a director of SFIC Holdings (Cayman), Inc.

   Edward R. Muller, 50, has served as a director of GlobalSantaFe since November 2001 and served as a director of Global Marine Inc. from 1997 until November 2001. Mr. Muller is a private investor and served as President and Chief Executive Officer of Edison Mission Energy Company, a wholly-owned subsidiary of Edison International, from 1993 until 2000. Edison Mission Energy Company is engaged in developing, owning and operating independent power production facilities worldwide. Mr. Muller is also a director of The Keith Companies, Inc.

   John Whitmire, 61, has served as a director of GlobalSantaFe since November 2001 and served as a director of Global Marine Inc. from 1999 until November 2001. Mr. Whitmire has served since 1999 as Chairman of the Board of Directors of CONSOL Energy Inc., which is engaged in the production of coal and natural gas for the electric utility industry. Mr. Whitmire was Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc. from 1996 until the company was acquired by ARCO in 1998. Prior to joining Union Texas Petroleum, Mr. Whitmire's career spanned over 30 years at Phillips Petroleum Company, where he held various senior management positions including Executive Vice President-Exploration and Production. He was also a member of Phillips' Board of Directors. Mr. Whitmire is presently a director of OSCA Inc.

                Continuing Directors With Terms Expiring in 2003

   Thomas W. Cason, 59, has served as a director of GlobalSantaFe since November 2001 and served as a director of Global Marine Inc. from 1995 until November 2001. Mr. Cason owns and manages five equipment dealerships, primarily in support of the agricultural industry. Mr. Cason served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995, and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated.

--------------------------------------------------------------------------------
4

--------------------------------------------------------------------------------

   C. Stedman Garber, Jr., 58, has served as a director of GlobalSantaFe since 1989. Mr. Garber was employed by Getty Oil Company between 1977 and 1984. Mr. Garber joined Santa Fe International in 1984 as Vice President of Planning and Acquisition and in 1989 was appointed President of Santa Fe Minerals, Inc. one of GlobalSantaFe's former subsidiaries. Mr. Garber was named Executive Vice President and Chief Operating Officer in 1991, was appointed President and Chief Operating Officer of Santa Fe International in 1995 and was appointed Chief Executive Officer effective January 1, 1998. Mr. Garber serves as director of the American Petroleum Institute, and as Chairman of the International Association of Drilling Contractors. Mr. Garber also serves as a trustee of the American University in Cairo.

   Maha A. R. Razzuqi, 45, has served as a director of GlobalSantaFe since 1999. Mrs. Razzuqi is the Kuwait Petroleum Corporation Executive Assistant Managing Director for International Business Development. Mrs. Razzuqi has been associated with Kuwait Petroleum Corporation's international operations since 1996, including service on the Kuwait Foreign Petroleum Exploration Company Board of Directors, and has held various management positions in planning and marketing between 1986 an 1996. Mrs. Razzuqi also serves as a director of SFIC Holdings (Cayman), Inc.

   Carroll W. Suggs, 63, has served as a director of GlobalSantaFe since November 2001 and served as a director of Global Marine Inc. from 2000 until November 2001. Mrs. Suggs served until September 2001 as the Chairman and Chief Executive Officer of Petroleum Helicopters, Inc. Petroleum Helicopters provides helicopter transportation services to companies engaged in the offshore oil and gas industry, to institutions involved in emergency medical services, and to government agencies. Mrs. Suggs serves on the board of Whitney Holding Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                BOARD COMMITTEES

   During 2001, the Board of Directors held nine meetings. The Board of Directors has four standing committees. During 2001, each current director of the Company attended at least 75% of the meetings of the Board and committees of the Board on which he or she served.

   Audit Committee--The Audit Committee consists of six non-employee directors:
Ferdinand A. Berger, Chairman, Thomas W. Cason, Richard L. George, Edward R. Muller, Maha R. Razzuqi and Carroll W. Suggs. During 2001, the Audit Committee held four meetings. Members of the Committee, the Company's independent accountants, and the head of the Company's internal audit staff attend Committee meetings. In addition, the Audit Committee meets privately with the Company's independent accountants at least once a year. The Report of the Audit Committee, which begins on page 10 of this proxy statement, includes a description of the Committee's function.

   Compensation Committee--The Compensation Committee consists of six non-employee directors: John L. Whitmire, Chairman, Ferdinand A. Berger, Thomas W. Cason, Edward R. Muller, Stephen J. Solarz and Nader H. Sultan. The Compensation Committee establishes remuneration arrangements for executive officers and directors, recommends the adoption of compensation plans in which officers, directors and employees are eligible to participate, grants options and awards under compensation plans, and oversees the Company's employee benefit programs. The Compensation Committee held four meetings during 2001. A Compensation Committee Report on Executive Compensation begins on page 12 of this proxy statement.

   Nominating and Governance Committee--The Nominating and Governance Committee consists of six directors: Richard L. George, Chairman, Khaled R. Al-Haroon, C. Russell Luigs, Paul J. Powers, Maha R. Razzuqi and Carroll W. Suggs. The Nominating and Governance Committee, which held five meetings during 2001, assists the Board in fulfilling its corporate governance responsibilities. The Committee recommends to the Board nominees for election as directors, recommends to the Board directors to be appointed to each standing committee, evaluates the performance of incumbent directors and officers in determining whether they should be nominated to stand for reelection, and develops and recommends to the Board corporate governance principles and procedures to ensure the Board effectively serves the interests of the shareholders. The Committee also considers qualified nominees recommended by shareholders. Any recommendation for the 2003 election of directors should be submitted in writing to the Committee in care of the Secretary of the Company at 777 N. Eldridge Parkway, Houston, Texas 77079-4493.

   Executive Committee--The Executive Committee consists of six directors:
Robert E. Rose, Chairman, C. Stedman Garber, Jr., Khaled R. Al-Haroon, Paul J. Powers, Nader H. Sultan and John L. Whitmire. The Executive Committee has the authority to exercise all the powers and authority of the Board which are delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Committee reviews the Company's annual financial plan, reviews and recommends the Company's dividend policy, recommends to the Board material capital expenditures, share repurchases, acquisitions and financings, reviews the adequacy of funding of the Company's pension obligations, and advises with respect to the Company's external financial relationships. The Executive Committee met once during 2001.

--------------------------------------------------------------------------------
6

--------------------------------------------------------------------------------
                             DIRECTOR COMPENSATION

Non-Employee Director Compensation

   Board members who are not salaried employees of the Company receive compensation for Board service. Designees of SFIC Holdings (Cayman), Inc. have informed the Company that they remit all cash compensation to Kuwait Petroleum Corporation, the parent of SFIC Holdings. Directors may defer all or a portion of their cash compensation under a non-employee director deferred compensation plan. Non-employee director compensation includes:

      Annual Retainer........................................... $32,000
      Annual Retainer (Committee Chairman)...................... $ 4,000
      Board Attendance Fee...................................... $ 2,000
      Board Attendance Fee (attended by telephone).............. $ 1,000
      Committee Attendance Fee.................................. $ 2,000
      Committee Attendance Fee (attended by telephone).......... $ 1,000
      Special Assignment Fee.................................... $ 1,000 per day
      Annual Option Grant.......................................   8,000 shares*

--------
* In each year following the year of initial eligibility commencing in 2002. Annual option grants made in 2001 were for 5,000 ordinary shares. Each director receives a stock option grant for the purchase of 10,000 ordinary shares in his or her year of initial eligibility.

Director Options

   Under the Company's 2001 Long-Term Incentive Plan, options to purchase ordinary shares are granted to each director who, as of the date of grant, is not an employee and has not been an employee of the Company for any part of the preceding fiscal year. Each option grant vests upon grant, has a ten-year term, and has an exercise price equal to the fair market value of the ordinary shares on the date of grant. At present, all of the directors except Messrs. Garber, Luigs and Rose are eligible non-employee directors.

   Under the 2001 plan, a director receives an initial stock option grant for the purchase of 10,000 shares on the date he or she first achieves eligibility. Former directors of Global Marine who joined the Company's Board in November 2001 were deemed continuing directors for purposes of initial eligibility under the plan and will not receive an initial 10,000-share grant. Commencing in 2002, a director automatically receives an annual option grant for the purchase of 8,000 shares on the adjournment date of each annual general meeting of shareholders. Annual option grants made in 2001 were for 5,000 ordinary shares. In May 2001, Messrs. Berger, Sultan, Al-Haroon and Solarz and Mrs. Razzuqi each received an option grant for the purchase of 5,000 shares. Each option granted in May 2001 has a per share exercise price of $35.57. Mr. George received his initial grant for the purchase of 10,000 shares at a per share exercise price of $29.50 when he joined the Board in July 2001.

   The 2001 plan will terminate May 15, 2011, pursuant to its terms. Termination will not affect outstanding options. The merger with Global Marine constituted a change in control under the 2001 plan and the prior director option plan (the 1997 Non-Employee Director Stock Option Plan) and all options outstanding under the plans on November 20, 2001, vested and became fully exerciseable.

   Former directors of Global Marine, other than Messrs. Luigs and Rose, received annual option grants for the purchase of 3,000 shares of Global Marine common stock in May 2001 under the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Global Marine 2001 Non-Employee Director Stock Option and Incentive Plan. The merger constituted a change in control under the Global Marine 2001 plan and the prior director option plan (the Global Marine 1990 Non-Employee Director Stock Option and Incentive Plan) and all options outstanding under the Global Marine plans on November 20, 2001, vested and became fully exerciseable.

Other Arrangements

   Under the terms of an employment agreement first entered into with Global Marine effective May 6, 1999, and terminating August 31, 2002, Mr. Luigs is employed by the Company at an annual salary equal to the pension benefits and outside director fees he could have received if he had retired from Global Marine as an employee at May 1, 1999, which total $413,145. The agreement provides that if the agreement is terminated for reasons other than misconduct harmful to Global Marine, Mr. Luigs will be entitled to salary and benefit continuation for the remainder of the term.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners as of March 18, 2002, of more than 5% of the Company's ordinary shares.

Name and Address                                Shares       Percent of
of Beneficial Owner                       Beneficially Owned  Class(1)
-------------------                       ------------------ ----------
 Kuwait Petroleum Corporation                 43,500,000(2)    18.57%
  P.O. Box 26565
  13126 Safat, Kuwait
 FMR Corp.                                    19,231,688(3)     8.21%
  82 Devonshire Street
  Boston, Massachusetts 02109
 Massachusetts Financial Services Company     14,838,803(4)     6.33%
  500 Boylston Street
  Boston, MA 02116

--------
(1) The percentage indicated is based on the number of issued and outstanding ordinary shares at March 18, 2002.

(2) The number of shares indicated is based on a statement on Schedule 13G, dated February 13, 2002, which was filed jointly by SFIC Holdings (Cayman), Inc. and Kuwait Petroleum Corporation. SFIC Holdings is a wholly owned subsidiary of Kuwait Petroleum Corporation.

(3) The number of shares indicated is based on a statement on Schedule 13G, dated February 14, 2002, which was filed jointly by FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson. FMR is the parent holding company of certain investment companies and investment advisory and management companies, some of which may also be deemed to be beneficial owners of more than 5% of the Company's ordinary shares by virtue of their interest in some or all of the same shares reported as being beneficially owned by FMR. Edward C. Johnson 3d is Chairman of FMR and Abigail P. Johnson is a director of FMR. Through their ownership of voting stock in FMR and the execution of a shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

(4) The number of shares indicated is based on a statement on Schedule 13G, dated February 11, 2002, which was filed by Massachusetts Financial Services Company ("MFS") to report shares beneficially owned by certain non-reporting entities as well as MFS.

--------------------------------------------------------------------------------
8

--------------------------------------------------------------------------------
             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth as of March 18, 2002, the beneficial ownership of the Company's ordinary shares by each director and nominee, the executive officers named in the Summary Compensation Table, and, as a group, those persons and all other current executive officers, based on information provided by such persons.

                                                                        Percent
                             Shares      Right to  Restricted   Total      of
Name                        Owned(a)    Acquire(b) Shares(c)   Shares   Class(d)
----                        --------    ---------  ---------- --------- -------
Ferdinand A. Berger........  16,500        21,000         0      37,500    --
Joe E. Boyd................  12,862        73,950         0      86,812    --
Thomas W. Cason............   2,878        21,945         0      24,823    --
C. Stedman Garber, Jr......  33,454       555,375         0     588,829    --
Richard L. George..........   2,500        10,000         0      12,500    --
Khaled R. Al-Haroon........       0        19,000         0      19,000    --
Roger B. Hunt..............   7,958       157,050         0     165,008    --
C. Russell Luigs........... 276,614       585,093         0     816,707    --
Seals M. McCarty...........   6,761       129,550         0     136,311    --
Cary A. Moomjian, Jr.......     953       109,950         0     110,903    --
Edward R. Muller...........   1,548        17,955         0      19,503    --
Paul J. Powers.............   1,881        15,295         0      17,176    --
Maha A. R. Razzuqi.........       0        20,000         0      20,000    --
Robert E. Rose.............  90,665       803,254   166,250   1,060,169    --
Tom L. Seeliger............   7,505       136,550         0     144,055    --
Stephen J. Solarz..........       0        15,999         0      15,999    --
Carroll W. Suggs...........   1,216        11,970         0      13,186    --
Nader H. Sultan............       0(e)     21,000         0      21,000    --
John Whitmire..............   4,208        10,640         0      14,848    --
All of the above and other
 executive officers as a
 group (25 persons)........ 805,463(e)  4,198,993   166,250   5,170,176  2.17%

--------
(a) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Includes shares attributable to accounts under the Company's 401(k) plans at March 18, 2002, as follows:
    Mr. Boyd, 9,021; Mr. Luigs, 23,170; Mr. McCarty, 414; and the group,
    42,449.

(b) Shares that may be acquired within sixty days of March 18, 2002, through the exercise of non-employee director stock options or employee stock options.

(c) Shares are subject to a vesting schedule, forfeiture risk and other restrictions.

(d) As of March 18, 2002, no director or executive officer owned more than one percent of the ordinary shares outstanding.

(e) Does not include 43,500,000 shares over which Mr. Sultan has the authority to cast votes on behalf of SFIC Holdings (Cayman), Inc. at the Annual General Meeting. Mr. Sultan disclaims beneficial ownership of the 43,500,000 shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange as determined by the Board of Directors, has furnished the following report:

   The Audit Committee assists the Company's Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. Such assistance includes oversight by the Committee of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the Company's programs for compliance with its business conduct and conflict of interest policies as established by management and the Board. In addition, the Committee
(i) subject to appointment by the full Board and ratification by the shareholders, recommends a firm of certified public accountants to perform the annual independent audit of the Company's financial statements and issue a report thereon, (ii) approves the nature of the professional audit services provided by the independent accountants prior to the performance of such services, and (iii) reviews the scope of work and the reported results of the Company's internal auditors.

   The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is attached as Appendix A to this proxy statement. The Audit Committee reviews and reassesses the Charter annually and recommends changes to the Board for approval.

   As part of fulfilling its responsibilities for overseeing management's conduct of the Company's financial reporting process for fiscal year 2001, the Audit Committee:

  . Received management's representation that the Company's consolidated financial statements for the fiscal year ended December 31, 2001, were prepared in accordance with generally accepted accounting principles;

  . Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001, with management and with PricewaterhouseCoopers LLP ("PwC"), the Company's independent certified public accountants;

  . Discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) relating to the conduct of the audit; and

  . Received written disclosures and the letter from PwC regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee also discussed PwC's independence with PwC.

   In addition, the Audit Committee considered the status of pending litigation, taxation matters, and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

   Based on the Audit Committee's reviews, discussions and other actions outlined above, and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the U.S. Securities and Exchange Commission.

--------------------------------------------------------------------------------
10

--------------------------------------------------------------------------------

   The aggregate fees billed for the professional services of the Company's independent auditors for the fiscal year ended December 31, 2001, were as follows:

  Audit Fees to PwC: Audit fees billed to the Company by PwC for its audit of the Company's annual financial statements and its reviews of the financial statements included in Global Marine's quarterly reports on Form 10-Q totaled $285,000.

  Audit Fees to Ernst & Young: Audit fees billed to the Company by Ernst & Young LLP for its review of the financial statements included in the Company's quarterly reports on Form 10-Q and for audit work related to the Company's annual financial statements totaled $370,000.

  Financial Information Systems Design and Implementation Fees: The Company did not engage PwC to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

  All Other Fees: Fees billed to the Company by PwC for all other services rendered to the Company totaled $1,676,008, including $1,407,353 for tax-related services, $50,000 for employee benefit plan audit services, $92,655 for subsidiary audit services, $102,000 for audit services related to the merger, and $24,000 for all other services.

   Ernst & Young LLP served as the independent certified public accountants for the Company and its subsidiaries prior to the merger with Global Marine. PwC served as the independent certified public accountants for Global Marine and its subsidiaries prior to the merger and for the Company and its subsidiaries after the merger. See "Ratification of Appointment of Independent Accountants." The Audit Committee determined that the provision of the non-audit services covered in "All Other Fees" above was compatible with maintaining the independence of PwC.

Ferdinand A. Berger, Chairman          Thomas W. Cason (from November 20, 2001)
Richard L. George (from July 9, 2001)  Edward R. Muller (from November 20, 2001)
Maha R. Razzuqi                        Carroll W. Suggs (from November 20, 2001)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee is responsible for determining the compensation of our executive officers, including the named executive officers other than the Chairman of the Board and the Chief Executive Officer. The Committee recommends to the full Board the compensation of the Chairman of the Board and the Chief Executive Officer. In making its determinations and recommendations, the Compensation Committee relies on input from independent compensation consultants from time to time. Four compensation committee meetings were held during 2001.

Compensation Philosophy

   Our executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of our shareholders. The program emphasizes pay-for-performance and stock-based incentives, and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual operating cash flow and return on capital employed (ROCE) were the 2001 measures of short-term financial success, and performance was rewarded through bonuses granted under the Annual Incentive Plan (AIP). Shareholder value (as indicated by stock price appreciation) is the Company's primary long-term performance measure and is generally rewarded through stock options. Grants of restricted stock are also made periodically for special recognition, retention and recruiting purposes.

   Compensation surveys and external competitiveness are used in tests for reasonableness, and Company and individual performance are also considered in determining individual pay amounts. The primary competitive market, considered to be other offshore drilling companies of similar market value, size, operating complexity and growth potential, is taken into consideration so that we can compete for the best talent in our industry segment. This competitive market includes a peer group of companies similar to the offshore drilling peer group named in the Cumulative Total Shareholder Return section of this proxy statement.

Program Overview

   The elements of our executive compensation program in 2001 consisted of (a) base salaries, (b) annual cash incentive payments under the AIP, (c) special recognition awards in connection with the merger, (d) stock options, and (e) employee benefits. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries as executive officer's responsibility increases.

Base Salaries

   The base salaries for executive officers, including the named executive officers, are reviewed annually and periodically adjusted to reflect the competitive market and individual responsibilities, experience, leadership and contributions to our success. In December 2000, the Committee reviewed the named executives' base salaries other than that of Mr. Rose, who was an employee of Global Marine at the time of the review. In light of the executive's position versus the competitive market and an evaluation of each executive's performance, the Committee determined that base salaries should be increased for 2001. The Committee awarded base salary increases to the named executives other than Mr. Rose ranging from 4.5% to 6.1%. The Compensation Committee believes that the 2001 base salaries for each of the named executive officers other than Mr. Rose were

--------------------------------------------------------------------------------
12

--------------------------------------------------------------------------------
generally in the median range for comparable positions at the time of the review. Mr. Rose's base salary was determined by the former Global Marine Compensation Committee and was believed to be competitive with the market median of other similarly sized drilling companies. The amount of base salary in the summary compensation table for Mr. Rose reflects his base salary from the date of the merger (November 20, 2001) through the end of 2001.

Annual Incentives

   The AIP is a goal-driven plan that gives participants, including the named executive officers, other than Mr. Rose, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as percentages of the participants' base salaries. To earn the full target award, 100% of the goals must be achieved. The target award levels range from 25% of base salary for the lowest eligible participant to 75% for Mr. Garber. The target annual incentives, when combined with base salaries, are intended to result in approximately median total annual compensation when compared to the competitive market.

   AIP awards for each of the named executive officers are determined based on company-wide annual financial performance and annual strategic and individual performance. Goals for both components are set at the beginning of the year and agreed to by the Compensation Committee. Company financial performance measures for 2001 were operating cash flow and ROCE, which were weighted 70% and 30%, respectively. The goal for operating cash flow was based on an internal business plan projection. The goal for ROCE was based on relative performance versus industry peers, with a 65th-percentile return required to earn a target pay out. Strategic and individual goals were set for each participant.

   For 2001, the Company performed at 104.8% its operating cash flow goal and at the 82nd percentile of its peer group in ROCE, earning 156.0% of its ROCE goal. Each of the named executive officers, other than Mr. Rose, was also evaluated on the achievement of his strategic and individual goals. Based on this performance, the Company paid out bonuses for 2001 performance to the named executive officers, other than Mr. Rose, that ranged from 113% to 127% of their target bonuses.

   Mr. Rose's 2001 bonus was determined under the plan terms of the former Global Marine's 2001 Management Incentive Award Plan (the Global Marine plan). The Global Marine plan created a pool based on the achievement of two equally weighted objective measures: (1) consolidated net income versus budget and (2) consolidated return on capital versus a peer group. The former Global Marine's actual net income for 2001 was 94.5% of budget, earning 89% of the total target award for this measure. The former Global Marine's return on capital versus the peer group was at the 44th percentile of the peer group's performance level, earning 44% of the target bonus award for this measure. Based on Global Marine's 2001 performance described above, a bonus pool equal to 66.5% of the cumulative targeted awards of all participants was created. Based on Mr. Rose's individual performance, including his leadership in completing the merger, an annual incentive award of $400,000 was paid, which represented 80% of his targeted award.

   In addition to the awards earned under the AIP and Global Marine plan, the Company also provided 51 employees, including all the named executive officers, other than Mr. Garber and Mr. Rose, with a special recognition cash bonus for the exceptional work involved in consummating the merger. The awards are included in the bonus column of the summary compensation table.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Stock Options

   Stock options have historically been granted on an annual schedule in December. Due to the merger with Global Marine that was completed in November 2001, the Company did not make its annual grant in 2001 but resumed its practice of annual grants in March 2002. On August 31, 2001, the Company made a special grant of 1,000,000 stock options to 31 employees, including all the named executive officers, other than Mr. Rose, effective upon the date of the merger. The grants were intended to reward the individuals for successfully completing the merger and to act as a retention device in view of the fact that all previously granted stock options would vest on the date of the merger.

   Historically, when determining the size of individual option awards for the annual grant, the Compensation Committee begins by establishing a total pool of shares that is consistent with the total shares granted by industry peers in relation to total common shares outstanding. The Compensation Committee next allocates a percentage of the pool to each of the named executive officers that is consistent with individual allocations of total shares granted to comparable positions at the peer companies. Individual grants are then varied above and below the initial allocations based on the Compensation Committee's evaluation of individual performance, past grant history and other relevant factors. The Compensation Committee intends to utilize a similar methodology for granting stock options in future years to provide key employees with competitive long-term incentive compensation opportunities, without creating excessive potential share dilution.

Chief Executive Officer Compensation

   In December 2000, the Compensation Committee increased Mr. Garber's base salary from $550,000 to $575,000 which represented a 4.5% increase. The Compensation Committee believed that Mr. Garber's base salary approximated the competitive median for comparable positions at the time of the increase. Mr. Garber's annual incentive award was $500,000 for 2001 performance, reflecting the Company's financial performance for the year and his leadership in accomplishing strategic and individual objectives including his leadership in completing the merger. The 2001 award represents 116% of his targeted award. In January of 2001, Mr. Garber was awarded 13,175 stock options. On August 31, 2001, the Compensation Committee made a special grant to Mr. Garber of 300,000 stock options, effective upon the date of the merger, to reward him for successfully completing the merger and to act as a retention device in view of the fact that all his previously granted stock options would vest on the date of the merger.

Policy Regarding Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code generally limits the tax deductibility to public companies for compensation in excess of $1 million paid to a company's chief executive officer or any of the four most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Compensation Committee's intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company's executive compensation programs. The Compensation Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company's success and result in a gain to the Company that would outweigh the limited negative tax effect.

--------------------------------------------------------------------------------
14

--------------------------------------------------------------------------------

   The Compensation Committee believes that stock options granted under the Company's employee stock option plans will qualify as performance-based compensation. The Compensation Committee determined, however, not to qualify annual incentive awards under the AIP as performance-based compensation qualifying for exemption under Section 162(m).

Ferdinand A. Berger                           Stephen J. Solarz (from November 20, 2001)
Thomas W. Cason (from November 20, 2001)      Nadar H. Sultan
Richard N. Haass (through March 9, 2001)      John L. Whitmire (from November 20, 2001)
Edward R. Muller (from November 20, 2001)     Robert E. Wycoff (through November 20, 2001)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

   The following table provides information as to the compensation of the chief executive officer and the four other most highly compensated officers for each of the years ended December 31, 2001, 2000 and 1999. Messrs. Seeliger and Moomjian, who served as executive officers during part of the year ended December 31, 2001, are also included based on compensation earned in 2001. In determining who were the most highly compensated executive officers in 2001, compensation paid by Global Marine during the year to the executives that joined the Company following the merger on November 20, 2001, was not included. Had that compensation been included, Jon A. Marshall, Executive Vice President and Chief Operating Officer, and W. Matt Ralls, Senior Vice President and Chief Financial Officer, would have been included in the table.

                           SUMMARY COMPENSATION TABLE

                                                                          Long Term
                                         Annual Compensation            Compensation
                                  --------------------------------- ---------------------
                                                                    Awards(3)   Payouts
                                                                    ---------- ----------
                                                         Other      Securities
                                                        Annual      Underlying    LTIP       All Other
                                   Salary  Bonus(1) Compensation(2) Options(4) Payouts(5) Compensation(6)
Name and Principal Position  Year   ($)      ($)          ($)          (#)        ($)           ($)
---------------------------  ---- -------- -------- --------------- ---------- ---------- ---------------
C. Stedman Garber, Jr. ....  2001 $575,000 $500,000           0      313,175   $       0     $ 51,473
 President and               2000 $550,000 $361,000           0      150,000   $       0     $ 49,226
 Chief Executive Officer     1999 $430,000 $172,200           0      150,000   $ 483,181     $ 38,890

Seals M. McCarty ..........  2001 $265,000 $243,000           0       90,000   $       0     $ 18,061
 Executive Vice President,   2000 $250,000 $125,000           0       52,800   $       0     $ 16,485
 Finance and Administration  1999 $194,400 $ 47,000           0       45,000   $ 118,664     $ 12,406

Roger B. Hunt..............  2001 $265,000 $218,000           0       45,000   $       0     $ 17,376
 Senior Vice President,      2000 $250,000 $125,000           0       52,800   $       0     $ 16,259
 Marketing                   1999 $237,500 $ 74,560           0       45,000   $ 159,876     $ 15,800

Robert E. Rose(7)..........  2001 $ 78,125 $400,000           0            0   $       0     $  1,815
 Chairman of the Board

Joe E. Boyd(8).............  2001 $180,000 $155,000           0       45,000   $       0     $ 10,991
 Senior Vice President,
 Human Resources and
 Corporate Affairs

Tom L. Seeliger(9).........  2001 $265,000 $209,500           0       45,000   $       0     $ 17,600
 Senior Vice President,      2000 $250,000 $120,000           0       52,800   $       0     $ 17,836
 Drilling Operations         1999 $176,000 $ 49,500    $210,121       45,000   $ 140,336     $  9,325

Cary A. Moomjian, Jr.(10)..  2001 $225,000 $184,500           0       90,000   $       0     $ 15,254
 Vice President,             2000 $212,000 $ 82,000           0       40,000   $       0     $ 14,285
 Legal                       1999 $202,000 $ 48,500           0       28,200   $ 127,901     $ 13,983

--------
(1) Bonuses based on service during each year were awarded and paid in the following year. Bonuses based on 2001 service include an annual bonus paid under the Company's annual bonus plans and a special recognition award paid to the named executive officers, other than Messrs. Garber and Rose, related to services performed in connection with the merger with Global Marine. Of the bonus amounts awarded for 2001, Mr. Garber elected to defer $100,000, Mr. Boyd elected to defer $16,000, and Mr. Moomjian elected to defer $87,600 under the Company's deferred compensation plan. Participants may elect to defer all or a portion of the annual bonus and salary above the qualified limit for deferred compensation. After the deferred period, a participant receives the deferred compensation plus earnings thereon in a lump sum or in a series of annual payments over a period not to exceed ten years.

--------------------------------------------------------------------------------
16

--------------------------------------------------------------------------------
 (2) The amount shown for Mr. Seeliger in 1999 includes various components of a foreign service package, including area allowance, foreign service premium, airfare waiver and foreign taxes.
 (3) The merger with Global Marine constituted a change in control under restricted ordinary share grants to certain officers in connection with the Company's initial public offering in 1997. As a result, effective upon the merger, such restricted ordinary shares vested. All of the restricted shares had been scheduled to vest a full five years following the date of grant. The number of shares which vested for each named executive officer was: Mr. Garber, 19,800; Mr. McCarty, 3,500; Mr. Hunt, 3,500; Mr. Rose, 0; Mr. Boyd, 2,000; Mr. Seeliger, 3,500; and Mr. Moomjian, 3,500. The year-end value of such shares for each named executive officer was: Mr. Garber, $564,696; Mr. McCarty, $99,820; Mr. Hunt, $99,820; Mr. Rose, $0; Mr. Boyd, $57,040; Mr. Seeliger, $99,820;
      and Mr. Moomjian, $99,820.
 (4) Expressed in terms of the number of ordinary shares of the Company underlying options granted during the years indicated.
 (5) Represents payments made in the years reported with respect to awards previously granted under the Performance Unit Plan, which was terminated in September 1999.
 (6) Amounts for 2001 represent (a) amounts contributed by the Company to match a portion of the employees' contributions under the Company's
      401(k) plans (Mr. Garber, $8,500; Mr. McCarty, $8,500; Mr. Hunt, $8,500;
      Mr. Rose, $1,275; Mr. Boyd, $8,500; Mr. Seeliger, $8,500; and Mr.
      Moomjian, $8,500); (b) cash amounts paid by the Company above 401(k) qualified limits (Mr. Garber, $20,250; Mr. McCarty, $4,750; Mr. Hunt, $4,750; Mr. Rose, $0; Mr. Boyd, $500; Mr. Seeliger, $5,083; and Mr.
      Moomjian, $2,750); insurance premiums paid by the Company with respect to executive life insurance and group term life insurance for the benefit of the named executive officers (Mr. Garber, $6,594; Mr. McCarty, $1,710; Mr.Hunt, $1,097; Mr. Rose, $540; Mr. Boyd, $1,330; Mr. Seeliger, $1,101;
      and Mr. Moomjian, $1,717); plus tax reimbursements associated with the foregoing (Mr. Garber, $16,129; Mr. McCarty, $3,100; Mr. Hunt, $3,029;
      Mr. Rose, $0; Mr. Boyd, $661; Mr. Seeliger, $2,916; and Mr. Moomjian, $2,287).
 (7) Mr. Rose, who became an executive officer following the completion of the Global Marine merger on November 20, 2001, is employed under an agreement with the Company. See "Employment Agreements and Termination Arrangements." Previously he was employed by Global Marine, and amounts exclude amounts paid prior to the merger or accrued under the terms of the merger agreement. These amounts include the $ 3,231,900 value of a performance stock payout at the time of the merger under Global Marine's stock option and incentive plan and 166,250 restricted ordinary shares
      (as adjusted for the merger ratio) received pursuant to a grant by Global Marine with a grant date value of $3,474,625.
 (8) Mr. Boyd has been employed by the Company during each of the last three years but was not appointed an executive officer until 2001.
 (9) Mr. Seeliger served as Senior Vice President, Drilling Operations until November 20, 2001. Mr. Seeliger continues as an employee of the Company. Upon termination of his service to the Company, Mr. Seeliger will become entitled to a severance payment in the amount of $1,152,750 pursuant to the terms of his severance agreement. See "Employment Agreements and Termination Arrangements."
(10) Mr. Moomjian served as Vice President, General Counsel and Secretary until November 20, 2001, and served as Vice President, Legal until he terminated his active service with the Company. Mr. Moomjian is entitled to a severance payment in the amount of $945,000 pursuant to the terms of his severance agreement. See "Employment Agreements and Termination Arrangements."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1997 Employee Share Purchase Plan

   All employees, including the named executive officers, may participate in the Company's share purchase plan. Participants may contribute no more than 10% of their eligible compensation, provided this amount shall not exceed the limitation specified in Section 423(b) of the Internal Revenue Code. The purchase price for the ordinary shares purchased under the plan is 85% of the fair market value of the ordinary shares on January 1 or December 31 of the plan year, whichever is less. Generally, participants pay the purchase price for the shares through payroll deductions made ratably throughout the year.

                             OPTION GRANTS IN 2001

                                                                  Potential Realizable
                                                                    Value at Assumed
                                                                  Annual Rates of Share
                                                                   Price Appreciation
                        Individual Grants                          for Option Term(2)
----------------------------------------------------------------- ---------------------
                                     Percent
                         Number of  of Total
                           Shares    Options  Exercise
                         Underlying  Granted  or Base
                          Options      to      Price
                         Granted(1) Employees  ($ per  Expiration     5%        10%
          Name              (#)      in 2001   share)     Date       ($)        ($)
------------------------ ---------- --------- -------- ---------- ---------- ----------
C. S. Garber ...........   13,175      1.30%   $31.88  01-02-2011 $  264,106 $  669,297
                          300,000     29.61%   $20.90  11-20-2011 $3,943,169 $9,992,765
S. M. McCarty...........   90,000      8.88%   $20.90  11-20-2011 $1,182,951 $2,997,830
R. B. Hunt..............   45,000      4.44%   $20.90  11-20-2011 $  591,475 $1,498,915
R. E. Rose..............        0       N/A       N/A         N/A $        0 $        0
J. E. Boyd..............   45,000      4.44%   $20.90  11-20-2011 $  591,475 $1,498,915
T. L. Seeliger..........   45,000      4.44%   $20.90  11-20-2011 $  591,475 $1,498,915
C. A. Moomjian .........   90,000      8.88%   $20.90  11-20-2011 $1,182,951 $2,997,830

--------
(1) Other than options for the purchase of 13,175 shares granted to Mr. Garber on January 2, 2001, all options granted to the named officers were granted on November 20, 2001. All options were granted at exercise prices equal to the closing price of the ordinary shares on the date of grant. Each option was scheduled to vest as follows: 50% on the second anniversary of the date of grant, an additional 25% on the third anniversary of the date of grant, and the final 25% on the fourth anniversary of the date of grant. The right to exercise unexercised options is subject to acceleration in certain circumstances including a change in control as described under "Employment Agreements and Termination Arrangements," below, and upon death, disability and certain non-cause terminations of employment. The merger with Global Marine constituted a change in control, and all options, other than those granted on November 20, 2001, vested on the date of the merger. Options shown in the table are not transferable except by will or the laws of descent and distribution.

(2) These amounts represent certain arbitrarily assumed rates of annual compound share price appreciation from the date of grant over the full ten-year term of the option. Actual gains, if any, on option exercises or share holdings are dependent on the future performance of the ordinary shares. There can be no assurance that the amounts reflected in this table will be achieved.

--------------------------------------------------------------------------------
18

--------------------------------------------------------------------------------

                      AGGREGATED OPTION EXERCISES IN 2001
                           AND YEAR-END OPTION VALUES

                         Number of                Number of Securities    Value of Unexercised In-
                           Shares                Underlying Unexercised     the-Money Options at
                         Underlying                Options at Year-End           Year-End(2)
                          Options      Value               (#)                       ($)
                         Exercised  Realized(1) ------------------------- -------------------------
Name                        (#)         ($)     Exercisable Unexercisable Exercisable Unexercisable
----                     ---------- ----------- ----------- ------------- ----------- -------------
C. S. Garber............       0     $      0     555,375      300,000    $3,697,374   $2,286,000
S. M. McCarty...........       0     $      0     139,550       90,000    $  731,868   $  685,800
R. B. Hunt..............       0     $      0     157,050       45,000    $  975,918   $  342,900
R. E. Rose..............       0     $      0     803,254            0    $4,231,894   $        0
J. E. Boyd..............   5,000     $144,850      73,950       45,000    $  398,501   $  342,900
T. L. Seeliger..........       0     $      0     136,550       45,000    $  731,808   $  342,900
C. A. Moomjian..........       0     $      0     109,950       90,000    $  604,482   $  685,800

--------
(1) Represents the spread between the exercise price and the sale price of the shares received upon exercise if such shares were sold on exercise or the spread between the exercise price and the fair market value of the shares received if such shares were held following exercise.

(2) Represents the positive spread between the exercise price and the year-end closing price of $28.52.

                               PENSION PLAN TABLE

                                                      Years of Service
                                             -----------------------------------
                Remuneration                    5        10       15       35
                ------------                 -------- -------- -------- --------
$  200,000.................................. $ 40,000 $ 80,000 $120,000 $120,000
$  300,000.................................. $ 60,000 $120,000 $180,000 $180,000
$  400,000.................................. $ 80,000 $160,000 $240,000 $240,000
$  500,000.................................. $100,000 $200,000 $300,000 $300,000
$  600,000.................................. $120,000 $240,000 $360,000 $360,000
$  700,000.................................. $140,000 $280,000 $420,000 $420,000
$  800,000.................................. $160,000 $320,000 $480,000 $480,000
$  900,000.................................. $180,000 $360,000 $540,000 $540,000
$1,000,000.................................. $200,000 $400,000 $600,000 $600,000
$1,100,000.................................. $220,000 $440,000 $660,000 $660,000
$1,200,000.................................. $240,000 $480,000 $720,000 $720,000
$1,300,000.................................. $260,000 $520,000 $780,000 $780,000

   Annual retirement benefits under the Company's qualified pension plan and nonqualified equity restoration plan are based on a participant's base salary. Annual retirement benefits under the nonqualified supplemental executive plan are based on a participant's base salary and bonus. The table includes amounts payable pursuant to the qualified pension plan, a nonqualified equity restoration plan and a nonqualified supplemental executive plan. The benefits shown are based on retirement at age 62 and computed on the basis of a straight life annuity for single participants and 100% joint and survivor annuity for participants who have been married at least one year and do not reflect an offset for Social Security benefits under the qualified pension plan.

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                                                                              19

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   The full years of credited service as of December 31, 2001, for purposes of determining the entitlement to retire with a benefit under all plans and for purposes of determining the benefit under the qualified plan and the nonqualified equity restoration plan for each of the named executive officers are: Mr. Garber, 18 years; Mr. McCarty, 17 years; Mr. Hunt, 33 years; Mr. Rose, 0 years; Mr. Boyd, 30 years; Mr. Seeliger, 38 years; and Mr. Moomjian, 26 years. Mr. Rose does not participate in any of the plans. Messrs. Garber, Hunt, McCarty, Seeliger and Moomjian participate in the nonqualified supplemental executive retirement plan with the same years of credited service as provided under the qualified plan and nonqualified equity restoration plan. Mr. Boyd does not participate in nonqualified supplemental executive retirement plan. The Pension Plan table assumes that years of service and annual compensation for a particular individual are the same under all plans.

   Mr. Rose participates in pension plans sponsored by subsidiaries of Global Marine. The plans provide annual retirement benefits based on a participant's average annual salary and bonus and include payments under a nonqualified benefit equalization plan and a nonqualified executive supplemental defined benefit plan. Mr. Rose has 16 years of credited service as of December 31, 2001, for purposes of determining the entitlement to retire with a benefit under the qualified plan and nonqualified benefit equalization plan. Under the terms of Mr. Rose's employment agreement, he is credited with three years of employment under the nonqualified executive supplemental plan for each actual year of service after May 5, 1998. Assuming Mr. Rose's compensation remains at current levels and based on a single straight life annuity at age 65 with an offset for Social Security benefits under the qualified plan, Mr. Rose would be entitled to an annual retirement benefit of $520,833.

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20

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               EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

Severance Agreements

   The Company has executive severance protection agreements with some of its key officers. The agreements provide severance benefits in the event of termination of employment, other than for "cause," or voluntary termination for "good reason" during the three year period following a change in control (which was triggered by the merger with Global Marine), each as defined in the Company's Employee Severance Plan. The benefits that apply when there is a change in control and termination of the executive's employment include severance compensation based upon three times annual salary and target bonus, a gross-up for any applicable excise tax, extension of welfare benefits for three years or until employment affording such benefits is secured, and an addition of three years service time and three years age credit for purposes of calculating the executive's pension plan benefits.

   In addition, in the event that an executive becomes entitled to severance benefits, such executive's options will remain exercisable until the earlier of three years following termination of employment and the expiration of the option. Among the executive officers covered by such agreements are Messrs. Boyd, Hunt, Moomjian, McCarty and Seeliger. Former executive officers of Global Marine, other than Mr. Rose, who is covered by a separate arrangement as discussed below, are entitled to similar severance benefits under agreements with Global Marine. Among the executive officers of the Company covered by such agreements are Messrs. Marshall and Ralls.

Employment Agreements

   In connection with the Global Marine merger, Mr. Garber entered into a letter agreement with the Company setting forth his duties and amending the terms of his severance agreement. Mr. Garber will receive severance benefits in the event of his termination of employment other than for cause or in the event of his voluntary termination for good reason, as defined in the letter agreement, during the period beginning on a change in control (which was triggered by the merger with Global Marine), as defined in his severance agreement, and ending on the later of three years after a change in control and the date following his 62nd birthday. Severance benefits include severance compensation based on three times annual salary and target bonus, a gross-up for any applicable excise tax and extension of welfare benefits for three years. In addition, Mr. Garber's pension benefits would be based on an additional three years of service and three years of age. The agreements also provide that if he becomes eligible to receive severance benefits, his options will remain exerciseable for a period ending on the earlier of three years following his termination of employment and the expiration of the original terms of the options.

   Pursuant to the terms of the merger agreement, Mr. Rose's employment agreement was amended and Mr. Rose became employed by the Company under an agreement that terminates in October 2003. The agreement, which Global Marine originally entered into with Mr. Rose on December 16, 1999 and amended in August 2001, specifies a minimum annual base salary of $625,000. If the Company terminates Mr. Rose without cause, including termination by Mr. Rose for good reason, as defined in the agreement, he will be entitled to salary and benefit continuation for the greater of the remainder of the term of the agreement or 24 months. In addition, he will be entitled to a lump sum payment equal to the greater of his actual or target bonuses for the two years prior to termination. If the Company terminates Mr. Rose without cause, including termination by Mr. Rose for good reason, in the 36-month period following a change in control (which was triggered by the merger), as defined in the agreement, he will be entitled to salary and benefit continuation for the greater of the term of the agreement or three years. In addition, Mr. Rose will be

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                                                                              21

--------------------------------------------------------------------------------
entitled to a lump sum payment equal to three times the greater of his highest bonus paid in the previous three years or his highest target bonus in the previous three years. The agreement also provides for a gross-up for any applicable excise taxes. Upon his termination due to death or disability, Mr. Rose or his estate will be entitled to a lump sum payment equal to three times his annual salary.

Change In Control Arrangements

   In addition to the change in control provisions in the employment and severance agreements described above, outstanding option agreements under the Company's option plans provide that the right to exercise all options remaining unexercised shall accelerate, so that such options will become immediately exercisable, upon a change in control, as defined in the plans. The merger with Global Marine constituted a change in control under both the Company's and Global Marine's employment and severance agreements and options plans.

--------------------------------------------------------------------------------
22

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                      CUMULATIVE TOTAL SHAREHOLDER RETURN

   The following graph compares the changes in the cumulative total shareholder returns of (i) the Company, (ii) the Standard & Poor's 500 Stock Index, and
(iii) a peer group comprised of a weighted index of a group of other companies in the Company's industry. The peer group is comprised of: Diamond Offshore Drilling Inc.; ENSCO International Incorporated; Noble Drilling Corporation; Pride International, Inc.; Rowan Companies, Inc.; and Transocean Sedco Forex Inc. Former peer group company R & B Falcon Corporation merged into Transocean Sedco Forex Inc., former peer group companies Marine Drilling Companies, Inc. and Pride International, Inc. merged into Pride International, Inc., and former peer group company Global Marine Inc. merged with the Company. The graph assumes that $100 was invested on June 10, 1997, in each of the Company's ordinary shares, the S&P 500, and the peer group, and that all dividends were reinvested.

                       Five-Year Total Shareholder Return
              GlobalSantaFe vs. S&P 500 and an Industry Peer Group



                              [GRAPH APPEARS HERE]

                               June December December December December December
                               1997   1997     1998     1999     2000     2001
                               ---- -------- -------- -------- -------- --------
Peer Group.................... $100 $128.70  $ 49.70  $ 88.30  $126.50  $ 94.01
S&P 500 Index................. $100 $113.30  $146.10  $177.00  $161.20  $142.05
GlobalSantaFe................. $100 $127.50  $ 45.70  $ 82.00  $102.00  $ 91.17


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                                                                              23

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             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   Upon recommendation of its Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent certified public accountants for the Company and its subsidiaries for fiscal year 2002 subject to ratification by the shareholders. The Committee and the Board seek ratification of the appointment by the shareholders. Representatives of PricewaterhouseCoopers LLP will be present at the Annual General Meeting to make a statement if they desire to do so and to respond to appropriate questions.

   On December 5, 2001, the Company changed its independent accountant from Ernst & Young LLP to PricewaterhouseCoopers LLP by dismissing Ernst & Young LLP and engaging PricewaterhouseCoopers LLP. These actions were recommended by the Audit Committee and approved by the Board of Directors. The decision to change auditors arose after the merger with Global Marine. Global Marine was considered the acquiring entity for financial accounting purposes and its historical financial statements were carried forward as the historical financial statements of the Company, with the merger being treated as a purchase of the Company by Global Marine for accounting purposes. PricewaterhouseCoopers LLP, including its predecessor, Coopers & Lybrand LLP, had served as Global Marine's independent accountant since Global Marine's formation.

   The reports of Ernst & Young on the Company's financial statements for the years ended December 31, 2000 and 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

   During the Company's last two fiscal years and the subsequent interim period through December 5, 2001, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years.

   None of the "reportable events" described in item 304 (a)(1)(v) of Regulation S-K under the Securities Act of 1933 occurred with respect to the Company within the last two fiscal years and the subsequent interim period through December 5, 2001. During the last two fiscal years and the subsequent interim period through December 5, 2001, the Company did not consult PricewaterhouseCoopers LLP regarding any of the matters or events set forth in
Item 304(a)(2)(i) or (ii) of Regulation S-K.

   Requisite Vote. The vote required for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants is a majority of the shares represented and voted at the meeting. The Audit Committee and the Board of Directors recommend a vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP.

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24

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   This section describes some transactions among Kuwait Petroleum Corporation, SFIC Holdings (Cayman), Inc. and the Company. As of March 18, 2002, Kuwait Petroleum Corporation, through SFIC Holdings, owned approximately 18.6% of the outstanding ordinary shares of the Company. Kuwait Petroleum Corporation, through SFIC Holdings, is able to significantly influence the management and affairs of the Company and all matters requiring shareholder approval, including the election of the Board of Directors. Although Kuwait Petroleum Corporation has not exercised all of the rights offered to it under the intercompany agreement and Articles of Association, Kuwait Petroleum Corporation has advised the Company that, so long as it remains a significant indirect shareholder, it plans to monitor its investment in the Company and, if and when appropriate, exercise its rights under the intercompany agreement and the Articles of Association. Because Kuwait Petroleum Corporation controlled the Company at the time these agreements were originally entered into, these transactions and arrangements were not the result of arm's-length negotiations.

   It is expected that Kuwait Petroleum Corporation will make future sales of ordinary shares at times and in a manner consistent with its evaluation of price levels and market conditions and the maintenance of an orderly market for the Company's ordinary shares. These transactions may include private sales or public offerings through underwriters, dealers or agents, or a combination of any of these.

Contract Drilling Services

   The Company provides contract drilling and associated services in Kuwait to the Kuwait Oil Company (K.S.C.), also referred to as KOC, a subsidiary of Kuwait Petroleum Corporation. The Company also provides contract drilling services in the Kuwait-Saudi Arabia Partitioned Neutral Zone of which the State of Kuwait is a beneficiary. The Company performs services under drilling contracts that have terms and conditions and rates of compensation that approximate the terms and conditions and rates of compensation that are customarily included in the Company's arm's-length contracts of a similar nature. In connection with these drilling contracts, KOC provides the Company rent-free use of land and maintenance facilities. KOC has committed to continue providing this use to the Company, if the maintenance facilities are available, through the current term of the drilling contracts and extensions thereof as may be agreed. As part of the Company's drilling business in Kuwait, the Company has an agency agreement with a subsidiary of Kuwait Petroleum Corporation which obligates the Company to pay an agency fee based on a percentage of revenues. The Company believes the terms of this agreement are more favorable to the Company than the terms that could be obtained with an unrelated third party in an arm's-length negotiation. The value of these favorable terms are currently immaterial to the Company's results of operations.

   The Company earned revenues from Kuwait Petroleum Corporation affiliated companies in the ordinary course of business of $59.8 million for the year ended December 31, 2001. The Company paid agency fees to a subsidiary of Kuwait Petroleum Corporation of approximately $632,000 during the year ended December 31, 2001. The Company had accounts receivable from Kuwait Petroleum Corporation affiliated companies of $9.9 million at December 31, 2001.

Intercompany Agreement

   In connection with the initial public offering of the Company in 1997, the Company entered into an intercompany agreement with Kuwait Petroleum Corporation and SFIC Holdings. The intercompany agreement required the Company to obtain the consent of SFIC Holdings to

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                                                                              25

--------------------------------------------------------------------------------
significant corporate actions, including the issuance of equity securities, the sale of assets in excess of $50 million, the incurrence of indebtedness in excess of $250 million or the change of corporate domicile by the Company or any of its subsidiaries, until Kuwait Petroleum Corporation and its affiliates ceased to own 25% of all of the outstanding voting shares of the Company. The intercompany agreement also provided for the management and allocation of specified liabilities relating to the Company's former non-drilling activities, the registration under the Securities Act of 1933 of ordinary shares held by SFIC Holdings and other matters, including advance access to financial and other information.

   In connection with the merger with Global Marine, the Company, SFIC Holdings and Kuwait Petroleum Corporation entered into a consent and amendment to intercompany agreement. Under the consent and amendment, SFIC Holdings and Kuwait Petroleum Corporation consented to the issuance by the Company of the ordinary shares contemplated by the merger agreement and the performance by the Company of the other transactions contemplated by the merger agreement. The consent and amendment limits the requirements for the consent of SFIC Holdings in connection with significant corporate actions by the Company to the requirement for the consent of SFIC Holdings in connection with the reincorporation of the Company or, in some circumstances, the reincorporation of any existing subsidiary of the Company or the incorporation of a new subsidiary. The consent and amendment continues SFIC Holdings' right to designate three representatives to the Company's Board of Directors and its right to access information concerning the Company.

Corporate Governance

   Kuwait Petroleum Corporation, acting through SFIC Holdings, is entitled to designate three representatives to be Board of Directors of the Company, who must be reasonably acceptable to the Company. As long as Kuwait Petroleum Corporation and its affiliates own at least 12.5% of the outstanding ordinary shares or at least 12.5% of the outstanding voting shares, SFIC Holdings will have the right to designate for election three directors of the Company. If SFIC Holdings' interest is reduced to less than 12.5% and equal to or greater than 7.5%, the number of directors that SFIC Holdings will have the right to designate for election will be reduced from three to two. If SFIC Holdings' interest is reduced to less than 7.5% and equal to or greater than 4%, the number of directors that SFIC Holdings may designate for election will be reduced from two to one. If SFIC Holdings' interest is reduced to less than 4%, it will not have the right to designate any directors for election to the Board of the Company. For purposes of determining SFIC Holdings' rights to Board representation, until SFIC Holdings sells any ordinary shares, only ordinary shares outstanding at November 20, 2001, are included in the calculation of the ownership percentage. Accordingly, reductions in SFIC Holdings' percentage ownership as a result of the Company's issuance of shares for any reason following the merger with Global Marine will not reduce SFIC Holdings' Board representation.

   As long as SFIC Holdings has the right to designate a representative to the Board of Directors of the Company, (i) if a designee of SFIC Holdings ceases to serve as a director on the Board of Directors for any reason, the Company will cause the vacancy to be filled by another SFIC Holdings designee, and (ii) SFIC Holdings has the right to appoint one of its designees to serve as a member of each committee of the Board of Directors, subject to any applicable law or regulation of the New York Stock Exchange.

SFIC Holdings' Consent

   As long as Kuwait Petroleum Corporation and its affiliates, in the aggregate, own at least 10% of all of the outstanding ordinary shares or at least 10% of all the outstanding voting shares of the

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26

--------------------------------------------------------------------------------
Company, the consent of SFIC Holdings is required to change the jurisdiction of any existing subsidiary of the Company or incorporate a new subsidiary in any jurisdiction in a manner materially adversely affecting the rights or interests of Kuwait Petroleum Corporation and its affiliates or reincorporate the Company in another jurisdiction.

Registration Rights

   The Company granted demand and "piggyback" registration rights to the Kuwait Petroleum Corporation affiliated group for the Company's equity securities that it owns. Under the demand registration rights, the Kuwait Petroleum Corporation affiliated group may, at any time, request that the Company register under the U.S. federal securities laws any or all ordinary shares held by the Kuwait Petroleum Corporation affiliated group whenever it wishes to sell ordinary shares in a transaction it reasonably expects will yield gross proceeds of at least $250.0 million. The Company has agreed to use its best efforts to effect any demand registrations requested by the Kuwait Petroleum Corporation affiliated group. The Company also agreed to register under the U.S. federal securities laws a specified amount of ordinary shares held by the Kuwait Petroleum Corporation affiliated group when it initiates other registrations of the Company's equity securities on its own behalf or on behalf of any of its other shareholders. These registration rights are transferable by the Kuwait Petroleum Corporation affiliated group. The Company has agreed to pay all costs and expenses in connection with each of these registrations, except underwriting discounts and commissions applicable to the equity securities sold by the Kuwait Petroleum Corporation affiliated group and its transferees. The intercompany agreement also contains specified restrictions on the ability of the Kuwait Petroleum Corporation affiliated group to exercise its demand and piggyback registration rights. In addition, the intercompany agreement contains customary terms and provisions about registration procedures and indemnification for damages arising from our registration of ordinary shares.

Access to Information

   As long as Kuwait Petroleum Corporation and it affiliates, in the aggregate, own at least 10% of all of the outstanding ordinary shares or at least 10% of all the outstanding voting shares of the Company, SFIC Holdings will be entitled to reasonable access rights to the properties, records, officers and auditors of the Company and its subsidiaries, and the Company must provide such information, analyses and access to its personnel as SFIC Holdings may reasonably request on behalf of SFIC Holdings and its affiliates in order to comply with applicable regulations of the State of Kuwait.

Purchase of Subsidiaries

   The Company purchased certain non-operating former subsidiaries of the Kuwait Petroleum Corporation affiliated group from SFIC Holdings in 2001. The purchase price was based on the cash value of these subsidiaries. The Company paid SFIC Holdings approximately $123,000 for one entity and approximately $20,000 for another entity.

Fee

   In consideration of SFIC Holdings and Kuwait Petroleum Corporation executing and delivering the consent and amendment to the intercompany agreement to permit the merger and in recognition of the direct and indirect expenses incurred by SFIC Holdings in connection with the consent and amendment, the Company paid SFIC Holdings a fee of $10 million.

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                                                                              27
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                    CHARTER PROVISIONS RELATING TO CORPORATE
                     OPPORTUNITIES AND INTERESTED DIRECTORS

   Three persons who are also directors or officers of SFIC Holdings or Kuwait Petroleum Corporation serve as members of the Board of Directors of the Company. As a result, the Company's directors who are also directors or officers of Kuwait Petroleum Corporation or SFIC Holdings may be faced with conflicts of interest. Potential conflicts of interest exist or could arise in the future for these directors in a number of areas, including the Company's contract drilling activities in Kuwait and its other business relationships with Kuwait Petroleum Corporation subsidiaries.

   To address potential conflicts of interest between the Company and the Kuwait Petroleum Corporation affiliated groups, the Company's Articles of Association contain provisions regulating and defining the conduct of its affairs involving the Kuwait Petroleum Corporation affiliated group and their directors and officers. In general, these provisions recognize that the Company and the Kuwait Petroleum Corporation affiliated group may engage in the same line of business and have an interest in the same areas of corporate opportunities. These provisions also recognize that the Company and the Kuwait Petroleum Corporation affiliated group will continue to have contractual and business relations with each other, including the service of directors and officers of the Kuwait Petroleum Corporation affiliated group as the Company's directors.

   The Company's Articles of Association provide that Kuwait Petroleum Corporation affiliated group will have no duty to refrain from engaging in the Company's lines of business, and they may do business with any of the Company's customers or employ any of the Company's employees. The Articles of Association also provide that the Kuwait Petroleum Corporation affiliated group is not under any duty to present any corporate opportunity to the Company that may be a corporate opportunity for both the Kuwait Petroleum Corporation affiliated group and the Company.

   When corporate opportunities are offered to persons who are directors or officers of the Company and of the Kuwait Petroleum Corporation affiliated group, the Company's Articles of Association provide that the directors or officers will not be liable to the Company or to its shareholders if members of the Kuwait Petroleum Corporation affiliated group pursue the corporate opportunities for themselves or do not present the corporate opportunities to the Company as long as the directors or officers act in a manner consistent with a policy that provides for allocation based principally on the capacities in which the director or officer is offered the opportunity. However, the directors or officers may be liable to the Company or its shareholders if they engage in willful default or fraud in not presenting the corporate opportunities to the Company.

   The Articles of Association also provide that no arrangement between the Company and the Kuwait Petroleum Corporation affiliated group or another related party will be voidable, and no liability will be imposed, solely because a member of the Kuwait Petroleum Corporation affiliated group is a party thereto, or solely because any directors or officers who are related parties are present at, participate in or vote regarding, the authorization of the arrangement as long as the material facts as to the arrangement are disclosed to the Company's Board of Directors or the holders of the ordinary shares who approve the arrangement. However, the directors or officers may be liable to the Company or its shareholders if they engage in willful default in voting on arrangements between the Company and the Kuwait Petroleum Corporation affiliated group.

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28

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Quorum for Certain Special Resolutions

   For so long as Kuwait Petroleum Corporation or its affiliates own at least 4% of the outstanding voting shares or 4% of the outstanding voting power, the quorum for any meeting at which a special resolution relating to the rights of Kuwait Petroleum Corporation or its affiliates in the Articles of Association is to be considered and voted upon shall be one or more shareholders present in person or by proxy holding at least a majority of the outstanding ordinary shares entitled to vote at such meeting and must include SFIC Holdings.

                                 OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

   The present members of the Company's Compensation Committee (Messrs. Berger, Cason, Muller, Solarz, Sultan and Whitmire) served as members of the Committee during all or part of 2001. Richard N. Haass, who resigned from the Company's Board of Directors in March 2001, and Robert E. Wycoff, who resigned from the Company's Board of Directors in November 2001 as contemplated by the merger agreement, also served as members of the Compensation Committee during part of 2001. No current or former officer or employee of the Company serves on the Company's Compensation Committee or served on that committee at any time during 2001 or any prior year.

   Mr. Sultan serves as Chief Executive Officer and a director of Kuwait Petroleum Corporation and serves as a director of SFIC Holdings. For a description of the relationship among the Company, Kuwait Petroleum Corporation and SFIC Holdings, see "Certain Relationships and Related Transactions."

Section 16(a) Beneficial Ownership Reporting Compliance

   Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's ordinary shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2001, the Company believes that no director, officer or beneficial owner of more than ten percent of the ordinary shares failed to file a report on a timely basis during 2001 except Richard L. George, a director, who was late in filing his initial statement of beneficial ownership on Form 3 which disclosed that he owned no shares.

Solicitation

   The cost of this proxy solicitation will be borne by the Company. It is expected that the solicitation will be primarily by mail, telephone and facsimile. The Company has arranged for Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 to solicit proxies in such manner at a cost of $10,000 plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to owners of ordinary shares. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

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                                                                              29
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Revocation of Proxies

   You may revoke your proxy at any time before it is voted by any of the following actions: (i) by notifying the Company's Secretary in writing any time before it is voted; (ii) by submitting a subsequent proxy; or (iii) by voting in person at the Annual General Meeting. Attendance at the Annual General Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to the Secretary at the Company's principal executive offices, 777 N. Eldridge Parkway, Houston, Texas 77079-4493.

Shareholders' Proposals

   The U.S. federal securities laws provide each shareholder with a limited right to propose for inclusion in the Company's proxy statement a single proposal for action to be taken at the Annual General Meeting of Shareholders. Proposals intended to be presented at the Annual General Meeting to be held in 2003 and otherwise eligible must be directed to the Secretary of the Company at 777 N. Eldridge Parkway, Houston, Texas 77079-4493, and must be received no later than December 4, 2002.

   If a shareholder desires to bring a matter before an annual general meeting and the matter is not eligible or is not timely submitted for inclusion in the Company's proxy statement, or if the stockholder desires to nominate a person to be a director, the shareholder must follow the procedures outlined in the Company's Articles of Association. The Articles of Association require timely notice in writing of the matter or nomination, and receipt of the written notice by the Company's Secretary not later than the close of business on the 90th day prior to the anniversary of the originally scheduled date of the preceding year's annual general meeting. The deadline for delivery and receipt of such notices for the 2002 Annual General Meeting of Shareholders was the close of business on February 14, 2002, and the deadline for delivery and receipt of such notices for the 2003 Annual General Meeting of Shareholders is the close of business on February 13, 2003. A copy of the Company's Articles of Association is available upon request from the Secretary of the Company at 777
N. Eldridge Parkway, Houston, Texas 77079-4493.

Other Matters to be Presented

   The Company has not been notified of and the Board of Directors does not know of any other matters to be presented for action at the 2002 Annual General Meeting of Shareholders. If any other matters should properly come before the Annual General Meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

                               METHODS OF VOTING

Shares Registered Directly in Your Name

   If your shares are registered directly with the Company's transfer agent and registrar, Computershare Investor Services, including shares held in an Employee Stock Purchase Plan account, you may vote by mailing the enclosed proxy card in the envelope provided. Owners of record are prohibited from voting via the Internet or by telephone.

Shares Held in a GlobalSantaFe 401(k) Account

   If your shares are held through the GlobalSantaFe Savings Incentive Plan or GlobalSantaFe Investment Savings and Profit Sharing Plan, you may vote by mailing the enclosed voting direction form in the envelope provided.

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

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Shares Registered in the Name of a Brokerage Firm or Bank

   If your shares are registered with a brokerage firm or bank, you may be eligible to vote via the Internet or to vote telephonically by calling the telephone number referenced on your broker's or bank's voting instruction form. A number of brokerage firms participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting instruction form, or you may vote electronically via the Internet at the following address: www.proxyvote.com

                                          GLOBALSANTAFE CORPORATION

                                          By JAMES L. MCCULLOCH
                                          Senior Vice President, General
                                          Counsel and Secretary

Houston, Texas
April 3, 2002

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                                                                              31

                                                                     APPENDIX A

                        CHARTER OF THE AUDIT COMMITTEE
            OF THE BOARD OF DIRECTORS OF GLOBALSANTAFE CORPORATION

                               ----------------

                                    PURPOSE

   The primary purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of GlobalSantaFe Corporation is to assist the Board in fulfilling its responsibility to oversee management's conduct of the financial reporting process of GlobalSantaFe Corporation and its subsidiaries (collectively, the "Company"). Such assistance includes oversight by the Committee of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the Company's programs for compliance with its business conduct and conflict of interest policies as established by management and the Board.

   Article XIX of the Amended and Restated Articles of Association of the Company as in effect on the date this charter was adopted, provides the following in respect of the Audit Committee:

19.2 (a) AUDIT COMMITTEE.

     (i) The Board of Directors shall appoint at least four Directors during the Specified Period and thereafter not less than three Directors, each of whom shall not be an officer or employee of the Company, to act as its Audit Committee.

     (ii) The Audit Committee shall recommend to the Board of Directors periodically a firm of certified public accountants to serve as auditors for the Company, which accountants shall be subject to appointment by the Board of Directors and ratification thereof by Shareholders entitled to vote thereon. The Audit Committee shall determine the manner, if at all, in which the accounts relating to the Company's affairs shall be audited and shall meet with the Company's auditors to discuss the scope of their examination, with particular emphasis on areas where either the Audit Committee or the auditors believe special attention should be directed. After the audit, the Audit Committee shall review the financial statements and the auditors report thereon to determine whether they had received all information and explanations requested. The Audit Committee shall also invite the auditors' recommendations regarding internal controls and such other matters as it deems appropriate and shall see that the recommendations for changes which the Audit Committee feels are necessary have been implemented. In addition, the Audit Committee is authorized to have the auditors perform such supplemental review or audits as it deems necessary or appropriate. The Audit Committee shall meet with the auditors at least once a year, as soon after the completion of the audit of the Company's books as practicable.

     (iii) The Audit Committee shall be responsible for reviewing relationships between the Company and other parties, including employment and consulting relationships, for conflicts of interest. The Audit Committee shall review Company policy and practices to ensure that the Company acts in an ethical manner and to ensure compliance with all applicable laws regarding business conduct.

                                  MEMBERSHIP

   Each member of the Committee shall be independent of the management of the Company. Members of the Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of the independence from management and the

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                                                                            A-1

Company, or if they are determined by the Board to be capable of exercising independent judgement notwithstanding such relationship. All members of the Audit Committee shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee. As judged by the board, at least one member of the Committee shall have accounting or related financial management experience.

                                     POWERS

   The Committee shall have and may exercise all of the powers of the Board, except as may be prohibited by law, with respect to all matters encompassed by this Charter.

   The Company's independent auditor is responsible to the Committee and ultimately to the Board. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, appoint, recommend stockholder ratification of the appointment of, evaluate and, where appropriate, replace the outside auditor. The Committee shall also have the power to review and confirm Management's appointment, termination or replacement of the Company's Director of Auditing, as well as the department's annual internal audit plan, budget and staffing.

   In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Committee shall also have the authority to request members of management, the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee is, without limiting the foregoing, expressly authorized to have the Company's independent auditors perform such supplemental reviews or audits as it deems necessary or appropriate.

                                RESPONSIBILITIES

   Consistent with the fact that the Committee's primary responsibility is one of oversight, it is recognized that the Company's management is responsible for preparing the Company's financial statements and that the Company's outside auditors are responsible for auditing those financial statements. Additionally, it is recognized that the Committee relies on the Company's financial management, including the internal audit staff, and the Company's outside auditors, and that in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

   The following functions shall be common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

  A. Review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report to Stockholders and Annual Report on Form 10-K and review and consider with the outside auditors the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61.

  B. Meet, as a whole or through the Committee chair, and review with management the Company's quarterly and annual earnings releases prior to their issuance.

--------------------------------------------------------------------------------

  C. Meet, as a whole or through the Committee chair, and review with management and the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61, which meeting and review will occur prior to the Company's filing of each Quarterly Report on Form 10-Q.

  D. Discuss with management, the outside auditors and the internal auditors the quality and adequacy of the Company's internal controls.

  E. Request from the outside auditors annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1, discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence, and recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

  F. Monitor Management's succession planning for the financial management and internal audit functions.

   The Committee may undertake such other and further functions and activities as it shall determine are consistent with fulfillment of its oversight responsibilities.

                              REVIEW AND AMENDMENT

   The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This Charter may be amended only by the Board.

                          This Charter was adopted by
                    the Board of Directors of GlobalSantaFe
                     Corporation on February 15, 2002.


--------------------------------------------------------------------------------



                                                                      000000 0000000000 0 0000

      [GLOBALSANTAFE LOGO APPEARS HERE]                               000000000.000 ext
                                                                      000000000.000 ext
      MR A SAMPLE                                                     000000000.000 ext
      DESIGNATION (IF ANY)                                            000000000.000 ext
      ADD 1                                                           000000000.000 ext
      ADD 2                                                           000000000.000 ext
      ADD 3                                                           000000000.000 ext
      ADD 4
      ADD 5                                                           Holder Account Number
      ADD 6
                                                                      C 1234567890     JNT

Mark your vote in the box as   [X]                                    [ ]  Mark this box with an X if you have made changes to your
shown in this example.                                                     name or address details above.

------------------------------------------------------------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
------------------------------------------------------------------------------------------------------------------------------------

A Election of Directors
1. The Board of Directors recommends that the shareholders vote FOR the listed nominees. Please review carefully the Proxy Statement delivered with this Proxy.

Proposal to elect Class II directors to serve until the                Proposal to elect Class I director to serve until the
annual general meeting of shareholders to be held in 2005              annual general meeting of shareholders to be held in
or until their successors have been qualified and elected.             2004 or until his successor has been qualified and elected.

                                       For      Withhold                                                   For     Withhold
01 - Richard L. George                 [ ]        [ ]                  06 - Paul J. Powers                [ ]       [ ]

02 - C. Russell Lluigs                 [ ]        [ ]

03 - Robert E. Rose                    [ ]        [ ]

04 - Stephen J. Solarz                 [ ]        [ ]

05 - Nader H. Sultan                   [ ]        [ ]

B Ratification of Appointment of Independent Accountants
The Board of Directors recommends that the shareholders vote FOR the following proposal.

                                                       For      Against     Abstain

2. Proposal to ratify the appointment of               [ ]        [ ]         [ ]
   PricewaterhouseCoopers LLP as the
   independent auditors of the Company to audit
   the accounts of the Company for the fiscal year
   ending December 31, 2002.

The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the Meeting.

C Authorized Signatures - Sign Here -  This section must be completed for your instructions to be executed.
Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the
President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1                                  Signature 2                            Date (dd/mm/yyyy)

----------------------------------           --------------------------------       ----------------------------------------

    A5971                                    1 UPX


------------------------------------------------------------------------------------------------------------------------------------
PROXY
------------------------------------------------------------------------------------------------------------------------------------

                                                     GLOBALSANTAFE CORPORATION
                                                      777 N. ELDRIDGE PARKWAY
                                                 HOUSTON, TEXAS 77079-4493 U.S.A.

                                    This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints C. Stedman Garber, Jr., Seals M. McCarty and James L. McCulloch as proxies, each with the power to appoint his substitute, and hereby authorizes each or any of them to represent and to vote, as designated on the reverse side, all the ordinary shares held of record by the undersigned as of the close of business on March 18, 2002, at the Annual General
Meeting of Shareholders to be held at The St. Regis hotel, Colonnade Room, 1919 Briar Oaks Lane, Houston, Texas 77027 U.S.A.
on May 14, 2002 at 9:00 a.m Central Time, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


                                        IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE
